EXHIBIT 10.29

CONTRACT

Parties

The company organized and existing under the laws of Belgium, Remedent N.V., with registered office at Xavier de Cocklaan 42, 9831, Deurle, Belgium, represented for the purposes of this Agreement by Robin List, it’s director, duly empowered by the Articles of Association; hereinafter referred to as REMM;

and

The company organized and existing under the laws of Belgium, Dental Marketing Development N.V., with registered office at Xavier de Cocklaan 42, 9831, Deurle, Belgium, represented for the purposes of the Agreement by Guy De Vreese, it’s president duly empowered by Articles of Association; hereinafter referred to as DMD;

and

Mr. Guy De Vreese, an individual with his address being Baarle Frankrijkstraat 82, 9830 Sint-Martens-Latem, Belgium hereinafter referred to as GDV.

WHEREAS, REMM wishes to obtain a credit line with the Bank Brussel Lambert for a total of €250,000 (two hundred fifty thousand euro’s).

WEREAS, REMM has been informed by the Bank Brussel Lambert that they need a security for the amount of €250,000 in order to grant such a credit line.

WHEREAS, GDV is willing to secure this credit line with personal assets.

WHEREAS, the Bank Brussl Lambert has agreed to grant the credit line for REMM under the condition that (a) DMD, a privately owned company by GDV, refunds its line of credit and (b) GDV personally guarantees the line of credit for REMM.

NOW THEREFORE, in consideration of the foregoing premises, and the mutual covenants contained herein, the parties hereto agree as follows:

(1)    LOAN

Upon the confirmation of the Bank Brussel Lambert that the credit line for a total of €250,000 is granted (February 11, 2002) REMM loans DMD €125,000 (one hundred twenty five thousand euro’s) so that DMD can refund its line of credit.

(2)    REPAYMENT OF LOAN

DMD will repay the loan to REMM under the following conditions:

a)	The Bank Brussel Lambert cancels the line of credit of REMM due to insufficient securities.

Or

b)	REMM is no longer using the overdraft facility and has found other resources that have taken over the personal deposits (guaranteeing the €250,000) of GDV.

Or

c)
REMM is still using the overdraft facility but has found other recourses that have taken over the personal deposits (guaranteeing the €250,000) of GDV. Therefore, GDV will not (in any way) be held liable for issues regarding the line of credit.

(3)    APPLICABLE LAW

3.1	All disputes resulting from or in relation with this Agreement must be settled by the Courts having jurisdiction in the place of residence of REMM.

3.2	This Agreement is ruled by and shall be construed according to the laws of Belgium.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives on the dates below written.

On behalf of: Remedent N.V. Date; 12-02-2002 City: Deurle	On behalf of: Dental Marketing Development N.V. Date: 12-02-2002 City: Deurle

/s/ ROBIN LIST	/s/ GUY DE VREESE
Mr. Robin List Director	Guy De Vreese President

/s/ GUY DE VREESE
Guy De Vreese Individual

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